EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
4365 Executive Drive, Suite 1100, San Diego, CA 92121
Phone: 858-677-1400 Fax: 858-677-1401 www.graycary.com

February 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Kintera, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 4,724,715 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Kintera, Inc. 2003 Equity Incentive Plan, 2003 Employee Stock Purchase Plan and the 2000 Stock Option Plan (the "Plans").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, we are of the opinion that the 4,724,715 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP